Exhibit 99.1

KULR Expands Bitcoin Holdings to 610 BTC, Reports 167% BTC Yield

HOUSTON / GLOBENEWSWIRE / February 11, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced it has increased its bitcoin purchases for its Bitcoin Treasury by an additional $10 million to reach a total of approximately $60 million in bitcoin acquisitions. The additional purchases were made at a weighted average price of $103,905 per bitcoin, inclusive of fees and expenses. The Company now holds 610.3 BTC.

This strategic move aligns with KULR’s Bitcoin Treasury Strategy announced on December 4, 2024, wherein the Company committed up to 90% of its surplus cash reserves to be held in bitcoin.

BTC Yield as a Key Performance Indicator

Year to date, KULR has achieved a BTC Yield of 167.3%, leveraging a combination of surplus cash and its At-The-Market (ATM) equity program to fund purchases.

KULR uses "BTC Yield" as a key performance indicator (KPI) for its Bitcoin Treasury strategy. BTC Yield is calculated as the percentage change period-to-period in the ratio of the Company’s bitcoin holdings to its assumed fully diluted shares outstanding. This KPI helps assess the effectiveness of KULR’s bitcoin acquisition strategy in a manner KULR believes drives shareholder value.

Important Considerations Regarding BTC Yield

BTC Yield is intended to provide insights into KULR’s bitcoin acquisition strategy but should not be interpreted as a measure of operating performance, financial return, or liquidity. It is not equivalent to traditional yield metrics, nor does it account for the Company’s liabilities or broader financial position.

The trading price of KULR’s common stock is influenced by multiple factors beyond its bitcoin holdings, and BTC Yield does not predict or reflect the stock's market value. Investors should consider this metric as a supplementary tool and refer to the Company’s financial statements and SEC filings for additional information about the Company’s financial position.

KULR remains committed to its strategic goals of advancing shareholder value while adhering to disciplined financial management.

For additional details, please visit www.kulrtechnology.com.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of KULR Technology Group Inc., nor shall there be any offer, solicitation or sale of such securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com